OUTSIDE DIRECTOR RETIREMENT PLAN
                                       OF
                          FLUSHING SAVINGS BANK, FSB
                  (Adopted Effective February 21, 1995 and
               Amended and Restated Effective January 1, 1997)

     1. PURPOSE. The purpose of the Outside Director Retirement Plan (the "Plan") of Flushing Savings Bank, FSB (the "Bank") is to provide Retirement benefits to Outside Directors who have provided expertise in enabling the Bank to experience successful growth and development. The Plan is amended and restated effective January 1, 1997.

     2. DEFINITIONS.

          (a) "Annual Retirement Benefit" means an amount equal to the last annual retainer paid to the Outside Director prior to the Termination Date, plus the total of actual Board of Directors meeting fees (excluding fees earned for committee meetings) paid to the Outside Director for the twelve months immediately preceding the Termination Date.

          (b) "Cause" means termination for dishonesty or willful misconduct involving moral turpitude.

          (c)  "Change of Control" means:

               (i) the acquisition of all or substantially all of the assets of the Bank by any person or entity, or by any persons or entities acting in concert;

               (ii) the occurence of any event if, immediately following such event, a majority of the members of the Board of Directors of the Bank or of any successor corporation shall consist of persons other than Current Members (for these purposes, a "Current Member" shall mean any member of the Board of Directors as of the Effective Date of the Plan and any successor of a Current Member whose nomination or


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                    election has been approved by a majority of the Current
                    Members then on the Board of Directors);

              (iii) the acquisition of beneficial ownership, directly or indirectly (as provided in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Act"), or any successor rule), of 25% or more of the total combined voting power of all classes of stock of the Bank by any person or group deemed a person under Section 13(d)(3) of the Act; or

               (iv) approval by the stockholders of the Bank of an agreement providing for the merger or consolidation of the Bank with another corporation where the stockholders of the Bank, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

               Notwithstanding the foregoing, the conversion of the Bank to a stock form of ownership and/or the acquisition of the Bank by Flushing Financial Corporation ("FFC") shall not constitute a Change of Control so long as a majority of the members of the Board of Directors and a majority of the members of the Board of FFC shall consist of Current Members.

          (d) "Disability" means inability to serve as a director due to medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

          (e) "Effective Date" means the day on which the Plan first became effective, February 21, 1995.

          (f) "Outside Director" means a person who is not an employee of the Bank or any of its subsidiaries, and who is elected or appointed to serve as a member of the Board of Directors (or, prior to the Bank's conversion to a stock form of ownership, the Board of Trustees) of the Bank.

          (g) "Participant" means an Outside Director who is eligible to receive retirement benefits hereunder.


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          (h)  "Surviving Spouse" means the lawful spouse of a Participant on the date of a benefit first becomes payable to such Participant in accordance with the Plan.

          (i) "Termination Date" means the date of a Participant's termination from service as a director by retirement, resignation, discharge or otherwise.

     3. ELIGIBILITY. Any person (i) who has been elected and served as an Outside Director for two years or more subsequent to the Effective Date of the Plan (or any current Outside Director who after the Effective Date of the Plan has been nominated for reelection, agreed to stand for reelection, and failed to be reelected) and (ii) whose years of service as an Outside Director plus age equals or exceeds 75 shall be a Participant in the Plan. In addition, any person
(iii) who is an Outside Director at the time of a Change of Control or (iv) who ceases to be an Outside Director by reason of Disability shall be a Participant in the Plan. Any Outside Director who has been removed for Cause regardless of length of service shall not be a Participant in the Plan and shall have no rights to benefits hereunder. For purposes of clause (ii) of this Section 3, a Participant's years of service as a director or trustee of the Bank or any predecessor of the Bank prior to the Effective Date of the Plan shall be counted as years of service as an Outside Director.

     4. BENEFITS. A Participant shall be paid an Annual Retirement Benefit, in equal monthly installments commencing upon his or her Termination Date, for the number of months equal to the lessor of; (i) the number of months the Participant has served as an Outside Director, or (ii) 120 months; provided, however, that in the event of a Change of Control, a Participant shall be paid such Annual Retirement Benefit in a cash lump sum equal to the remaining monthly installments that would be owed to the Participant if the Participant lived to receive all benefits payable to such Participant under this Plan. Notwithstanding the foregoing, no benefits may be paid to a Participant if a formal cease and desist order has been entered by the Office of Thrift Supervision or the Federal Deposit Insurance Corporation that requires such Participant to cease participating in the conduct of the affairs of the Bank.

     5. DEATH OF A PARTICIPANT. If a Participant dies, then, except as hereafter provided with respect to a Surviving Spouse, all benefits payable hereunder shall cease and such Participant's beneficiaries, heirs or assigns shall have no right to any benefit hereunder.

     If a Participant dies with a Surviving Spouse, the Surviving Spouse shall be paid the following amount, in equal monthly installments, commencing upon the first day of the month following the Participant's death:


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     (i)  if the Participant died while in service as a director, the Surviving
          Spouse shall be paid the Annual Retirement Benefit the Participant would have received if the date of his death had been his Termination Date; or

     (ii) if on the date of his death the Participant was receiving payment of an Annual Retirement Benefit under the Plan, the Surviving Spouse shall be paid the balance of the monthly benefit installments the Participant would have received if he had lived to receive the entire Annual Retirement Benefit payable to the Participant under Section 4.

     All payments under this Section 5 shall cease upon the death of a Surviving Spouse. If a Participant is predeceased by a Surviving Spouse, all benefits under the Plan shall cease upon the death of a Participant.

     In the event of a Change of Control, each Surviving Spouse hereunder shall receive a cash lump sum benefit equal to the remaining monthly installments otherwise payable to such Surviving Spouse under this Section.

     6. UNFUNDED ARRANGEMENT. This Plan shall be an unfunded arrangement, and shall not relate to any specific funds of the Bank. Payments of benefits due under the Plan shall be made from the general assets of the Bank, and a Director shall have only the rights of an unsecured creditor of the Bank with respect thereto. Notwithstanding the foregoing, the Bank shall have the right in its sole discretion to provide for the funding of payments required to be made hereunder through a trust or otherwise.

     7. ADMINISTRATION. This Plan shall be administered by the Board of Directors of the Bank, who shall have full authority to interpret the Plan and make all factual determinations necessary therefor. No member of the Board of Directors shall be liable for any act done or determination made in good faith. The construction and interpretation of any provision of the Plan by the Board of Directors, and a determination by the Board of Directors of the amount of any Participant's benefit under the Plan, shall be final and conclusive.

     8. AMENDMENT. The Board of Directors may amend, modify, suspend or terminate this Plan at any time; provided, however, that any amendment, modification, suspension or termination shall not affect the rights of Participants to benefits which have accrued prior to the date of amendment.


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     9. NON-ALIENATION. No Outside Director (or Surviving Spouse or estate of an
Outside Director) shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable hereunder; nor shall any such rights or payments be subject to seizure for the payment of any debts, judgements, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

     10. GOVERNING LAW. This Plan shall be governed by the laws of the State of New York, without reference to conflicts of law principles.


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